CYCLACEL PHARMACEUTICALS COMPLETES $36 MILLION REGISTERED DIRECT FINANCING

BERKELEY HEIGHTS, NJ, FEBRUARY 20, 2007   —   Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced today that it has completed its previously announced registered direct offering through the sale of shares of its common stock and warrants for gross proceeds of $36 million, before deducting placement agent fees and estimated offering expenses. The purchase price for the shares and the exercise price for the warrants was $8.44 per share, the closing bid price for the Company’s common stock on February 12, 2007. Investors in the financing paid $0.03125 per warrant, for an aggregate purchase price of $8.47125 for one share of common stock and a warrant to purchase 0.25 of a share of common stock. At closing, the Company issued approximately 4.2 million shares of common stock and warrants to purchase approximately 1.1 million shares of common stock. The shares were offered under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.

Lazard Capital Markets LLC served as lead placement agent and Needham & Company, LLC and ThinkEquity Partners LLC served as co-placement agents for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a development-stage biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. The Company is currently evaluating seliciclib (CYC202), an orally-available cyclin dependent kinase inhibitor, in Phase IIb clinical trials for the treatment of lung cancer. Sapacitabine (CYC682) is an orally-available, cell cycle modulating nucleoside analog is in Phase I clinical trials for the treatment of cancer. An IND was submitted in December 2006 for CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor. Several additional programs are at an earlier stage.

Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

Contacts for Cyclacel:

For Investors:
TS Communications Group, LLC	(914) 921-5900
Tara Spiess/Andrea Romstad

For Media:
Feinstein Kean Healthcare	(617)577-8110
Robert Gottlieb/Kate Weiss

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